EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of ChoicePoint Inc. on Form S-8 of our reports dated March 13, 2006, relating to the consolidated financial statements and financial statement schedule of ChoicePoint Inc., and management’s report on the effectiveness of internal control over financial reporting appearing in and incorporated by reference in the Annual Report on Form 10-K of ChoicePoint Inc. for the year ended December 31, 2005.
/s/ Deloitte & Touche LLP
Atlanta, Georgia
April 28, 2006